Exhibit 99.1

Media Contact	Investor Contact

Barbara Henderson VP Global Corporate Communications Herbalife International 310.410.9600 ext. 32736 barbh@herbalife.com	Richard Goudis Chief Financial Officer Herbalife International 310.410.9600 ext. 32222

Herbalife Ltd. Prices IPO at $14 Per Share

LOS ANGELES, Calif. —December 15, 2004 — Herbalife Ltd., formerly known as WH Holdings (Cayman Islands) Ltd. (NYSE: HLF), announced today the initial public offering of 14,500,000 common shares, 13,500,000 of which are being sold by Herbalife and 1,000,000 of which are being sold by certain shareholders of Herbalife, at a price of $14 per share.  Herbalife has granted the underwriters a 30-day option to purchase an additional 2,175,000 shares at the initial offering price to cover over-allotments, if any.

The shares will be listed and commence trading tomorrow, December 16, on the New York Stock Exchange under the symbol HLF.  The offering was made through an underwriting syndicate led by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, who acted as joint book-running managers.  Banc of America Securities LLC, Credit Suisse First Boston LLC, and Citigroup Global Markets Inc. acted as co-managers.

A copy of the prospectus relating to these securities may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080 (212/449-1000) or Morgan Stanley, Attn:  Prospectus Department, 1585 Broadway, New York, New York 10036 (212/761-4000).

This press release is for informational purposes only and is not an offer to sell or a solicitation of an offer to purchase.

About Herbalife

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle.